EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is dated as of August 18, 2016 by and between Fauquier Bankshares, Inc. a Virginia corporation (the "Company"), and Timothy Michael York and to which The Fauquier Bank, a wholly-owned banking subsidiary of the Company (the "Bank"), is made a party.

The parties, intending to be legally bound, agree as follow:

1. Employment.  You will be employed as Executive Vice President and Chief Operating Officer of the Company and the Bank on the terms and subject to the conditions of this Agreement.  You will have the duties and responsibilities that are commensurate with your position and shall also render such other managerial services as may be reasonably assigned to you by the Company or its designee, consistent with your position.  You accept such employment and agree to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities to the best of your abilities.  You agree to comply with all policies, standards and codes of conduct of the Company now or hereafter adopted.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company.  Unless the context otherwise requires, references in this Agreement to the "Company" also shall mean and refer to any business entity, including the Bank, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an "Affiliate").

2. Term.  The term of this Agreement shall be deemed to have commenced on June 29, 2016 and, subject to Section 5, shall continue until December 31, 2018; provided that on December 31, 2017 and on each December 31st thereafter (each such December 31st is referred to as the "Renewal Date"), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date.  This Agreement will not, however, be extended if the Company gives you written notice ("Nonrenewal Notice") of such non-renewal before the Renewal Date (the initial and any extended term of this Agreement is referred to as the "Employment Period").  Notwithstanding anything in this Agreement to the contrary, this Agreement will automatically terminate on the first day of the month immediately following the month in which you turn sixty-five (65).  The last day of the Employment Period is sometimes referred to in this Agreement as the "Expiration Date."

3. Compensation.

(a) Base Salary.  During the Employment Period, you will receive for your services an annual base salary (the "Base Salary") in an amount to be determined by the Company in accordance with its salary administration program as it may from time to time be in effect.  The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Compensation Committee or the Board of Directors of the Company, except that any downward adjustment in your Base Salary may be made only in connection with a general reduction in Base Salary that affects all similarly situated senior officers of the Company in substantially the same proportions.  The initial Base Salary will be $225,000.  In no event will the Base Salary be less than $225,000.

(b) Short-Term and Long-Term Incentives.  During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company in its sole discretion may determine.  Based on your June start date, you will be eligible to participate in the 2016 Management Incentive Plan on a pro rata basis equal to 50%.  An annual bonus, if any, will be paid within two and a half months after the end of the applicable year.  To be eligible to receive any bonus, you must be employed by the Company on the date such bonus is paid, unless you have retired in accordance with the Company's retirement policy after the date on which you were deemed to have earned any bonus under the applicable bonus or incentive plan.

(c) Supplemental Executive Retirement Benefit.  As soon as reasonably practicable, the Company will enter into a supplemental executive retirement plan with you to provide for certain supplemental nonqualified cash benefits in accordance with the terms included in the Company's offer letter, dated June 17, 2016.

4. Benefits; Business Expenses.

(a) Benefit Programs.  You will eligible to participate in any plans, programs, or forms of compensation or benefits that the Company or its Affiliates provide to the class of employees that includes you, on a basis not less favorable than that provided to such class of employees, including without limitation, group medical, disability and life insurance, vacation and sick leave, and retirement.  It is understood that the Board of Directors of the Company may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(b) Business Expenses.  The Company will pay on your behalf (or promptly reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Company in the performance of your duties pursuant to this Agreement and in accordance with the Company's policies.

(c) Paid Time-Off.  You will be entitled to paid time-off in accordance with the Company's paid time-off policies as in effect from time to time.  Under the Company's current policy, you will be entitled to twenty-eight (28) days of paid time-off annually, including vacation, sick leave and personal leave.

(d) Relocation Expenses.  The Company will pay directly to a moving company of our mutual choice, after soliciting three estimates, moving expenses incurred relating to your relocation to the Warrenton, Virginia area.  In addition, the Company will pay directly to the closing attorney or other third party agent handling the disbursement of funds in connection with the sale of your personal residence an amount equal to the real estate agent's commission, not to exceed $25,000, plus a separate amount of up to $5,000 to reimburse you for travel related expenses prior to your move.  If you terminate your employment without Good Reason or the Company terminates your employment for Cause, in either case prior June 29, 2019, you will be required to reimburse the Company for the Real Estate Commissions on a prorated basis, determined by the product of the Real Estate Commissions and a fraction, the numerator of which is the number of whole months between the date of termination and June 29, 2019 and the denominator of which is thirty-six (36).

5. Termination and Termination Benefits.  The Employment Period and your employment may be terminated by either the Company or you at any time or for any reason.  Upon termination of your employment during the Employment Period, you shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or other benefits from the Company or any of its Affiliates, provided that Section 6 shall govern the compensation and other benefits payable to you in connection with the termination of your employment following a Change in Control (as defined in Section 6(b)) of the Company.

(a) Termination as a Consequence of Death or Incapacity.  If you die while employed by the Company, the Company will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Company in a form acceptable to the Company prior to your death) and surviving you or, if none, your estate your Base Salary through the end of the third full calendar month following the month in which your death occurs.

If the Company determines that the Incapacity, as defined below, of you has occurred, it may terminate your employment and this Agreement upon thirty (30) days' written notice, provided that, within thirty (30) days after receipt of such notice you shall not have returned to full-time performance of your assigned duties.  Incapacity shall mean either: (i) your failure to perform your assigned duties and responsibilities with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days; or (ii) incapacity or disability as defined in the disability insurance policy maintained by the Company for your benefit, whichever definition is more favorable to you.  You will not be entitled to any additional benefits under this Agreement as a result of a termination due to your Incapacity.

(b) Termination for Cause.  Your employment may be terminated by the Company for Cause (as defined below).  If your employment is terminated by the Company for Cause, you will be entitled to receive:

(i) Any accrued but unpaid Base Salary which shall be paid on the payroll date immediately following the date of termination in accordance with the Company's customary payroll procedures;

(ii) Reimbursement for unreimbursed expenses properly incurred by you, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii) Such employee benefits (including equity compensation), if any, to which you may be entitled under the Company's employee benefit plans and programs as of the date of termination (items (i) through (iii) are referred to collectively as the "Accrued Amounts").

(c) Definition of Cause.  For purposes of this Agreement, Cause shall mean:

(i) Your failure to perform any of the material duties and responsibilities required by your position (other than by reason of Incapacity), or your failure to follow reasonable instructions or policies of the Company;

(ii) Your conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or your misappropriation or embezzlement of funds or property of the Company or its Affiliates;

(iii) Your fraud or dishonesty with respect to the Company or its Affiliates;

(iv) Your breach of fiduciary duties owed by you to the Company or its Affiliates;

(v) Your breach of a material term of this Agreement or violation in any material respect of any code or standard of behavior generally applicable to employees of the Company; or

(vi) Your engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, or has resulted, in material injury to the Company or its Affiliates, reputational, financial or otherwise.

You shall not be deemed to have been terminated for Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of a majority of the directors who qualify as "independent" directors of the Company under the applicable stock exchange listing requirements (the "Independent Directors"), after reasonable written notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Independent Directors, finding that you are guilty of the conduct described in any of clauses (i) – (vi) above.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that if a majority of the Independent Directors reasonably expects irreparable injury from a delay of ten (10) days, the Company may give you notice of such shorter period within which to cure as the Independent Directors determine is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

(d) Termination by You Other Than for Good Reason.  You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company or at any time by mutual agreement in writing.  If you terminate your employment without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 5(b).  It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(e) Termination by the Company Without Cause.  Your employment may be terminated by the Company without Cause at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice.  In the event your employment is terminated without Cause, you shall receive the Accrued Amounts and, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company (the "Release") and it becomes effective, you shall receive the following benefits:

(i) Any earned but unpaid incentive bonus with respect to any completed calendar year immediately preceding the date of termination, which shall be paid on the applicable payment date;

(ii) The product of the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, which shall be paid within thirty (30) days of the termination date;

(iii) The Company shall continue to pay your Base Salary in effect on the date of termination for a period of twenty-four (24) months, such payments to be made on the same periodic dates as salary payments would have been made to you had your employment not been terminated, subject to compliance with Section 11(g) of this Agreement regarding the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code"); and

(iv) If you timely and properly elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Company will reimburse you for the difference between the monthly COBRA premium amount paid by you for your and your eligible dependents' group health insurance coverage and the monthly premium amount paid by similarly situated active employees.  Such reimbursement will be paid to you by the tenth day of the month immediately following the month in which you timely remit the COBRA premium payment.  You shall be eligible to receive such reimbursement until the earliest of: (A) eighteen (18) months following the date of termination, (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive substantially similar coverage from another employer.  Notwithstanding the foregoing, if the Company's payments under this Section 5(e)(iv) would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the "PPACA"), the parties agree to reform this Section 5(e)(iv) in a manner as is necessary to comply with the PPACA.

(f) Termination by You for Good Reason.  You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 5(e) relating to a termination without Cause, provided you sign a Release and it becomes effective.  You must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason.  Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure.  In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 5(f).

For purposes of this Agreement, Good Reason shall mean:

(i) The assignment to you, without your written consent, of duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii) Any action taken by the Company that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

(iii) Requiring you to maintain your primary office outside of the Market Area (as defined in Section 7(d)), unless either the Company or the Bank moves its principal executive offices to the place to which you are required to move your primary office;

(iv) The failure of the Company to comply with any material term of this Agreement; or

(v) The failure of the Company to nominate you for election to the Board of Directors of the Company and to use its best efforts to have you re-elected.

Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company (including the Bank) in order that you might concentrate your efforts on the Company or any resignation by you where Cause for your termination by the Company exists.

(g) Resignation of All Other Positions.  Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its Affiliates.

(h) Regulatory Requirement.  The Company shall not be required to make payment of, or provide any benefit under, this Section 5 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

6. Change in Control Termination.

(a) Change in Control Payments and Benefits.  Notwithstanding any other provision in this Agreement, if your employment is terminated by you for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 2 or without Cause (other than on account of your death or Incapacity), in each case within thirty-six (36) months following a Change in Control, you shall be entitled to receive the following payments and benefits, provided you sign a Release and it becomes effective:

(i) The sum of: (1) the Accrued Amounts; (2) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination; (3) the product of the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid to you.  These amounts will be paid to you in a lump sum cash payment within ten (10) days after the effective date of the Release;

(ii) An amount equal to 2.99 times your Final Compensation.  For purposes of this Agreement, Final Compensation means the Base Salary in effect at the date of termination, plus the highest annual cash bonus paid or payable for the two most recently completed years.  This severance benefit will be paid to you in a lump sum cash payment within thirty (30) days after the effective date of the Release; and

(iii) If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue in accordance with Section 5(e)(iv).  its portion of such health and dental premiums.

(b) For purposes of this Agreement, Change in Control means the occurrence of any of the following:

(i) The acquisition by any Person (as defined below) of beneficial ownership of 25% or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(ii) Individuals who constitute the Board of Directors of the Company on the effective date of this Agreement (the "Incumbent Board") cease to constitute a majority of the Board of Directors, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company;

(iii) Consummation by the Company of a reorganization, merger, share exchange or consolidation (a "Reorganization"), provided that the consummation of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(1)	More than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization; and

(2)	At least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization; or

(iii) The complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

(iv) For purposes of this Agreement, "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and "beneficial ownership" has the meaning given the term in Rule 13d-3 under the Exchange Act.

(c) Potential Limitation of Payments and Benefits.

(i) Subject to subsection (ii) below, in the event that the aggregate value of the payments and benefits to which you may be entitled under this Agreement or any other agreement, plan, program or arrangement in connection with a Change in Control (the "Change in Control Termination Benefits") would subject you the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Change in Control Termination Benefits shall be reduced in a manner determined by the Company (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount or benefit payable to you will be subject to the Excise Tax.

(ii) Notwithstanding the foregoing, no reduction in the Change in Control Termination Benefits shall be made if your Net After-Tax Benefit (as defined below) assuming such reduction was not made exceeds by $25,000 or more your Net After-Tax Benefit assuming such reduction was made.

(iii) "Net After-Tax Benefit" shall mean the amount of the Change in Control Termination Benefits which you receive or are then entitled to receive, less the amount of all applicable taxes payable by you with respect to the Change in Control Termination Benefits, including any Excise Tax.

(iv) All calculations and determinations under this Section 6(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Advisor") whose determinations shall be conclusive and binding on the Company and you for all purposes.  The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code.  The Company shall bear all costs of the Tax Advisor.

7. Covenants.

(a) Noncompetition.  You agree that during the Employment Period and for a two-year period following the expiration of this Agreement (subject to Section 7(c) below) or, if sooner, the termination of your employment for any reason, including resignation or retirement, during the Employment Period (the "Noncompete Period"), you will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a business that provides Competitive Services anywhere in the Market Area (as such terms are defined below) in any competitive capacity holding a similar office or engaging in similar activities to those which you held or performed on behalf of the Company and any of its Affiliates during the Employment Period.  Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Nonsolicitation.  You further agree that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason, including resignation or retirement, during the Employment Period, you will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any Customers (as defined below) to make deposits in, borrow money from, or otherwise become customers of any other business entity conducting a Competitive Business in the Market Area; (ii) induce any Customers to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or its Affiliates.

(c) Expiration of the Agreement.  If the Company elects not to extend this Agreement by giving you a Nonrenewal Notice in accordance with Section 2 and your employment is subsequently terminated after the expiration of the then current term, you will not be subject to the noncompetition provisions of Section 7(a) unless the Company makes a timely election to continue to make Base Salary payments to you at the level in effect at the date of termination of your employment for the remaining balance of the Noncompete Period.  The Company must notify you in writing of its election to enforce the noncompetition provisions of Section 7(a) within seven (7) business days following the termination of your employment.  The Company may not revoke its election to enforce the noncompetition covenant.

(d) Definitions.  As used in this Agreement, the term "Competitive Services" means providing financial products and services, which includes offering one or more of the following services and products: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, cash management services, trust and estate administration, asset management, and any other business in which the Company or any of its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term "Customer" means any individual or entity to whom or to which the Company or an Affiliate provided Competitive Services within two (2) years of the date on which your employment terminates; the term "Market Area" means (i) Fauquier County and Prince William County and any separately incorporated municipality located within either Fauquier County or Prince William County, and (ii) the area within a 15-mile radius of any full-service banking office established by the Company at the time of termination of your employment; the term "Person" means any person, partnership, corporation, company, group or other entity; and the term "Confidential Information" shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

(e) Confidentiality.  During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than your personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

(f) Acknowledgment.  The covenants contained in this Section 7 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law.  You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by.  You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations.  If, however, the time, geographic and/or scope of activity restrictions set forth in Section 7 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(g) Enforcement.  You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 7 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants.  If the Company is successful in whole or in part in any legal, equitable, or arbitration action against you in connection with the enforcement of the covenants included in this Section 7, the Company shall be entitled to payment of all costs, including reasonable attorney's fees, from you.  If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 7 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim.  In the event legal action is commenced with respect to the provisions of this Section 7 and you have not strictly observed the restrictions set forth in this Section 7, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action.  "Final Determination" shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding.  All the provisions of this Section 7 will survive termination and expiration of this Agreement.

(h) Change in Control.  Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change in Control, the restrictions imposed by paragraphs (a) and (b) of this Section 7 will apply to you after you cease to be employed by the Company or its successor only if your employment is terminated without Cause or for Good Reason, thereby entitling you to the severance benefits described in Section 6(a).

(i) Notice.  During the twenty-four (24) month period following the date of termination, you shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position.  You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 7 of this Agreement.

8. Dispute Resolution.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation before resorting to arbitration in accordance with Section 8(b) hereof.  The parties agree to use The McCammon Group, Ltd. and to convene the mediation in Warrenton, Virginia.  The fees for the mediation will be borne equally by the parties.

(b) Except as provided in Section 8(c) below and to the extent any dispute is not resolved through mediation as provided in Section 8(a), any dispute, controversy or claim arising out of or related to this Agreement, or any breach thereof, shall be submitted to and decided by binding arbitration to be held in Warrenton, Virginia.  The arbitration shall be administered and conducted by The McCammon Group according to its standard arbitration rules governing at the time one of the parties initiates a claim.  The fees for the arbitration services shall be borne equally by the parties, unless otherwise agreed.  The law of the Commonwealth of Virginia shall govern.  Either party may initiate arbitration pursuant to this Agreement by delivering a copy of this Agreement to The McCammon Group with a request that arbitration be initiated.  Such requests shall the claim (including relief sought) giving rise to the arbitration.  The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator's decision in any court having jurisdiction.  The party against whom the arbitrator(s) shall render an award shall pay the other party's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator(s).

9. Non-disparagment.  You will not at any time during or after the Employment Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its directors, employees, customers, and other associated third parties.  This Section 9 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order.  You shall promptly provide written notice of any such order to the Company.  The Company will cause its officers and directors to refrain from making, publishing or communicating, at any time during or after the Employment Period, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you.

10. Stock Ownership Requirements.  During the Employment Period, you will be expected to maintain ownership of Company common stock in accordance with the guidelines established by the Board of Directors from time to time.  You will be required to meet this ownership requirement within five years after the commencement of your employment.

11. Miscellaneous.

(a) Severability.  If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b) Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c) Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties.  This Agreement may be amended only by an agreement signed by the parties hereto.

(d) Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

(e) Binding Effect; Survival; No Mitigation.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement, including but not by way of limitation the restrictive covenants applicable to you set forth in Section 7 hereof.  You shall not be required to mitigate the amount of any payment or benefit the Company becomes obligated to make or provide to you in connection with this Agreement, by seeking other employment or otherwise.

(f) No Construction Against Any Party.  This Agreement is the product of informed negotiations between parties.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties.  The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g) Section 409A Compliance.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the "Specified Employee Payment Date").  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(h) Clawback.  You agree that any incentive based compensation or award that you receive, or have received, from the Company or any Affiliate under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

(i) Documents.  All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company.  The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(j) Notices.  Notices and all other communications required to be delivered under this Agreement shall be in writing and shall delivered personally or sent by mail or overnight carrier addressed, in the case of the Company, to both the Chairman of the Board of the Company and the head of the Company's human resources function at the Company's principal corporate offices and, in your case, to you at your address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(k) Acknowledgement of Full Understanding.  YOU ACKNOWLEDGE AND AGREE: (i) THAT YOU HAVE FULLY READ, UNDERSTAND AND ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT; AND (ii) THAT, YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

FAUQUIER BANKSHARES, INC.

By:          /s/ John B. Adams, Jr.
John B. Adams, Jr.
Chairman of the Board

THE FAUQUIER BANK

By:          /s/ John B. Adams, Jr.
John B. Adams, Jr.
Chairman of the Board

/s/ Timothy Michael York
Timothy Michael York